EX-99(a)(1)(i)

Invesco Dynamic Credit Opportunities Fund
1555 Peachtree Street, N.E.
Atlanta, Georgia 30309

Dear Shareholder:

On May 7, 2021, Invesco Dynamic Credit Opportunities Fund (the “Fund”) announced that its Board of Trustees approved a tender offer for the Fund’s Common Shares.  The Fund is commencing an offer to purchase up to 20% of its issued and outstanding shares of beneficial interest upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”).  If more than 20% of the Fund’s Common Shares are tendered and not withdrawn, any purchases will be made on a pro rata basis.  The offer is for cash at a price equal to 98.5% of the Fund’s net asset value per share (“NAV”) as of the close of ordinary trading on the New York Stock Exchange on the business day after the offer expires (as described below).  The Offer is designed to provide shareholders of the Fund with the opportunity to redeem some or all of their shares at a price very close to NAV should they wish to do so.
In order to participate, the materials described in the Offer must be delivered to American Stock Transfer & Trust Company, LLC by 11:59 p.m. New York City time, October 7, 2021, or such later date to which the Offer is extended (the “Expiration Date”).  The pricing time and date for the Offer is currently scheduled to be the close of ordinary trading on the New York Stock Exchange on October 8, 2021.  Should the Offer be extended beyond October 7, 2021, the pricing date will be the later of October 8, 2021 or the next business day following the newly designated Expiration Date.  The amount to be paid per share will be 98.5% of the Fund’s NAV as of the close of ordinary trading on the New York Stock Exchange on the pricing date.  Shareholders who choose to participate in the Offer can expect payments for shares tendered and accepted to be mailed within approximately five business days after the Expiration Date.
If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you.  Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any shares and, if so, how many shares to tender.
As of the close of ordinary trading on the New York Stock Exchange on August 31, 2021, the Fund’s NAV was $12.35 per share and 62,980,141 shares were issued and outstanding.  The Fund’s NAV during the pendency of this Offer may be obtained by contacting AST Fund Solutions, LLC, the Fund’s Information Agent, toll free at: 800 758-5378.

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES IN THE OFFER.  THE FUND AND BOARD URGE EACH SHAREHOLDER TO READ AND EVALUATE THE OFFER AND RELATED MATERIALS CAREFULLY AND MAKE HIS OR HER OWN DECISION.  QUESTIONS, REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE OFFER SHOULD BE DIRECTED TO AST FUND SOLUTIONS, LLC AT 800 758-5378.
Sincerely,
/s/ Jeffrey H. Kupor
Jeffrey H. Kupor
Senior Vice President, Chief Legal Officer and Secretary

September 8, 2021

OFFER TO PURCHASE

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

OFFER TO PURCHASE FOR CASH 12,596,028
OUTSTANDING COMMON SHARES

SUMMARY TERM SHEET

THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE.  TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.  WE HAVE INCLUDED SECTION REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION IN THE OFFER TO PURCHASE OF THE TOPICS IN THIS SUMMARY.

What and how many securities is Invesco Dynamic Credit Opportunities Fund (the “Fund”) offering to purchase?  (See Section 1, “Price; Number of Shares”)

The Fund is offering to purchase up to 20% or 12,596,028 shares (the “Offer Amount”) of its Common Shares (“Shares”).  If the number of Shares properly tendered and not withdrawn prior to the date and time the offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the offer, purchase all Shares tendered.  If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the offer expires, the Fund will purchase the Offer Amount on a pro rata basis.  Shareholders cannot be assured that all of their tendered Shares will be repurchased.

How much and in what form will the Fund pay me for my Shares?  (See Section 1, “Price; Number of Shares” and Section 4, “Payment for Shares”)

The Fund will pay cash for Shares purchased pursuant to the offer.  The purchase price will equal 98.5% of the net asset value per share (“NAV”), as of the close of ordinary trading on the New York Stock Exchange (the “NYSE”) on October 8, 2021, unless the offer is extended.  As of August 31, 2021, the Fund’s NAV was $12.35 per Share.  Note that the NAV can change every business day.  You can obtain current NAV quotations from AST Fund Solutions, LLC, the information agent for the offer (“Information Agent”) at 800 758-5378.

When does the offer expire?  Can the Fund extend the offer, and if so, when will the Fund announce the extension?  (See Section 1, “Price; Number of Shares” and Section 15, “Extension of Tender Period; Termination; Amendments”)

•	The offer expires on Thursday, October 7, 2021, at 11:59 p.m., New York City time, unless the Fund extends the offer.

•	The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price on the later of October 8, 2021 or the first business day after the new expiration date.

(i)

•
If the offer period is extended, the Fund will make a public announcement of the extension no later than 9:30 a.m. New York City time on the next business day following the previously scheduled expiration date.

Will I have to pay any fees or commissions on Shares I tender?  (See Section 1, “Price; Number of Shares,” Section 4, “Payment for Shares” and Section 16, “Fees and Expenses”)

Shares will be purchased at 98.5% of the Fund’s NAV to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Excess costs associated with the tender will be charged against the Fund’s capital. Excess fees collected, if any, will be returned to the Fund.  No separate service fee will be charged in conjunction with the offer.

Does the Fund have the financial resources to pay me for my Shares?  (See Section 11, “Source and Amount of Funds”)

Yes.  If the Fund purchased 12,596,028 Shares at 98.5% of the August 31, 2021 NAV of $12.35 per Share, the cost of reimbursing the tendering shareholders would be approximately $153,227,531.61.  The Fund intends to first use cash on hand to pay for Shares tendered, and then intends to sell portfolio securities or borrow under its current credit arrangement to raise any additional cash needed for the purchase of Shares.

How do I tender my Shares?  (See Section 2, “Procedures for Tendering Shares”)

If your Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should contact that firm if you wish to tender your Shares.

All other shareholders wishing to participate in the offer must, prior to the date and time the offer expires, EITHER:

•
Complete and execute a Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal.  You must send these materials to American Stock Transfer & Trust Company, LLC (the “Depositary”) at its address set forth on page (vi) of this offer.  If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on page (vi) of this offer.  If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 2.C of this offer.  In all these cases, the Depositary must receive these materials prior to the date and time the offer expires.

OR

•	Comply with the Guaranteed Delivery Procedure set forth in Section 2.D of this offer.

The Fund’s transfer agent holds Shares in uncertificated form.  When a shareholder tenders share certificates, the Depositary will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares.

(ii)

Until what time can I withdraw tendered Shares?  (See Section 3, “Withdrawal Rights”)

You may withdraw your tendered Shares at any time prior to the date and time the offer expires.  In addition, after the offer expires, you may withdraw your tendered Shares if the Fund has not yet accepted tendered Shares for payment by November 4, 2021.

How do I withdraw tendered Shares?  (See Section 3, “Withdrawal Rights”)
If you desire to withdraw tendered Shares, you should either:

•	Give proper written notice to the Depositary; or

•	If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

Will there be any tax consequences to tendering my Shares?  (See Section 2, “Procedures for Tendering Shares,” Section 10, “Certain Effects of the Offer” and Section 14, “Certain Federal Income Tax Consequences”)

Yes.  If your tendered Shares are purchased, it will be a taxable transaction either in the form of a “sale or exchange” or, under certain circumstances, a “dividend.”  See Section 2.F with respect to the application of Federal income tax withholding on payments made to shareholders.  Please consult your tax advisor as to the tax consequences of tendering your Shares in this offer.

What is the purpose of the offer?  (See Section 6, “Purpose of the Offer”)

The purpose of the offer is to fulfill an agreement made by the Board of Trustees of the Fund with Saba Capital Management, L.P. to conduct a tender offer for Shares of the Fund.

Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Shares.  Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

What are the most significant conditions of the offer?  (See Section 5, “Certain Conditions of the Offer”)

The Fund will not accept tenders or effect repurchases if:

•
such transactions, if consummated, would: (A) result in the delisting of the Fund’s shares from the NYSE or (B) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from the Fund); or

•
there is any (A) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (B) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the Nasdaq Stock Market and the NYSE MKT LLC or (C) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State.

(iii)

The preceding is not a complete list.  For a complete list of the conditions of the offer, please see Section 5, “Certain Conditions of the Offer.”

If I decide not to tender, how will the offer affect my Shares?  (See Section 10, “Certain Effects of the Offer” and Section 16, “Fees and Expenses”)

If you do not tender your Shares (or if you own Shares following completion of the offer) you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares.  These risks may include greater volatility due to a decreased asset base and proportionately higher expenses.  The reduced assets of the Fund as a result of the offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, could limit the Fund’s ability to use leverage, and may have an adverse effect on the Fund’s investment performance.

Whom do I contact if I have questions about the tender offer?

For additional information or assistance, you may call the Information Agent toll-free at
800 758-5378.

(iv)

INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND
OFFER TO PURCHASE FOR CASH 12,596,028
OF ITS ISSUED AND OUTSTANDING COMMON
SHARES AT 98.5% OF NET ASSET VALUE PER SHARE
--------------------------------------------------------------------------------
THE OFFER PERIOD AND WITHDRAWAL RIGHTS
WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME
ON OCTOBER 7, 2021, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

To the holders of Common Shares of INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND:

Invesco Dynamic Credit Opportunities Fund, a diversified, closed-end management investment company organized as a Delaware statutory trust (the “Fund”), is offering to purchase up to 20%, or 12,596,028 shares of its Common Shares (“Offer Amount”), without par value (“Shares”), for cash at a price (the “Purchase Price”) equal to 98.5% of their net asset value per share (“NAV”) as of the close of ordinary trading on the New York Stock Exchange (the “NYSE”) on October 8, 2021 or, if the offer is extended, on the later of October 8, 2021 or the next business day after the offer expires.  The offer period and withdrawal rights will expire at 11:59 p.m. New York City time on October 7, 2021 (the “Initial Expiration Date”), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the “Expiration Date”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”).  The Shares are currently traded on the NYSE under the ticker symbol “VTA.”  The NAV on August 31, 2021 was $12.35 per Share.  You can obtain current NAV quotations from AST Fund Solutions, LLC, the information agent for the Offer (“Information Agent”) at 800 758-5378.  For information on Share price history, see Section 8, “Price Range of Shares.”

The Offer is not conditioned upon the tender of any minimum number of Shares.  If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered.  If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis.  See Section 1, “Price; Number of Shares.”

If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a Nominee Holder, contact such firm to effect the tender for you.  If you do not wish to tender your Shares, you need not take any action.
(v)

THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS
OF THE FUND AND IS NOT CONDITIONED UPON ANY
MINIMUM NUMBER OF SHARES BEING TENDERED.

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.
SEE SECTION 5, “CERTAIN CONDITIONS OF THE OFFER.”

IMPORTANT

Neither the Fund nor its Board of Trustees makes any recommendation to any shareholder as to whether to tender any or all of such shareholder’s Shares.  Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisors, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether shareholders should tender Shares pursuant to the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal.  If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund.  The Fund has been advised that no Trustee or executive officer of the Fund intends to tender any Shares pursuant to the Offer.

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Information Agent at the telephone number set forth below.
The Information Agent for the Offer is:
AST Fund Solutions, LLC
55 Challenger Road, 2nd Floor
Ridgefield Park, NJ 07660

All Holders Call Toll Free: 800 758-5378

The Depositary for the Offer is: American Stock Transfer & Trust Company, LLC By Fax: 718 234-5001
By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	By Hand, Express Mail, Courier or Other Expedited Service: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

September 8, 2021
(vi)

1.	PRICE; NUMBER OF SHARES.
The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) up to the Offer Amount of its issued and outstanding Shares or such lesser number as are properly tendered (and not withdrawn in accordance with Section 3, “Withdrawal Rights”).  The Fund reserves the right to extend the Offer to a later Expiration Date.  See Section 15, “Extension of Tender Period; Termination; Amendments.”  The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.”  The purchase price of the Shares will be 98.5% of their NAV computed as of the close of ordinary trading on the NYSE on October 8, 2021 or, if the Offer period is extended, the later of October 8, 2021 or the next business day following the newly designated Expiration Date.  The NAV on August 31, 2021 was $12.35 per Share.  You can obtain current NAV quotations from the Information Agent by calling 800 758-5378.  Shareholders tendering Shares shall be entitled to receive all dividends with an “ex date” on or before the Expiration Date provided that they own Shares as of the record date.

The Offer is being made to all shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered.  If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered.  If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis.  Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued shares.

Shares will be purchased at 98.5% of the Fund’s NAV to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Excess costs associated with the tender will be charged against the Fund’s capital. Excess fees collected, if any, will be returned to the Fund.  No separate service fee will be assessed in conjunction with the Offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 4, “Payment for Shares.”

On August 31, 2021, there were 62,980,141 Shares issued and outstanding and there were approximately 16 holders of record of Shares.  The Fund has been advised that no Trustees or officers of the Fund or their associates (as such term is used in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), intend to tender any Shares pursuant to the Offer.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof.  See Section 15, “Extension of Tender Period; Termination; Amendments.”  The Fund makes no assurance that it will extend the Offer.  If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Expiration Date is less than ten business days away, the Expiration Date will be extended at least ten business days from the date of the notice.  During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2.	PROCEDURES FOR TENDERING SHARES.
A.	Proper Tender of Shares.

Holders of Shares that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 11:59 p.m. New York City time on the Expiration Date:

(a)
A properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, (or an Agent’s Message in the case of a book-entry transfer, as described in Section 2.C), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on page (vi) of this Offer; and

(b)
Either the certificates for the Shares must be received by the Depositary at its address set forth on page (vi) of this Offer, or the tendering shareholder must comply with the book-entry delivery procedure set forth in Section 2.C; or

(c)	Shareholders must comply with the Guaranteed Delivery Procedure set forth in Section 2.D.
If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal and certificates representing Shares should be sent to the Depositary; they should not be sent or delivered to the Fund.

The Fund’s transfer agent holds Shares in uncertificated form.  When a shareholder tenders certificated Shares, the Depositary will accept any of the shareholder’s uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder’s certificated Shares, and, upon request, will issue a new certificate for the remaining Shares.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the fund prior to or on the expiration date.  Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder’s representation that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.
By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer.  Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void).
By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.
B. Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if the tendered stock certificates are registered in a name other than that of the tendering shareholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares.  In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”).  An Eligible Guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (“STAMP”), or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act.  Shareholders should contact the Depositary for a determination as to whether a particular institution is such an Eligible Guarantor.  If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed.  If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES.  IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Book-Entry Delivery Procedure.

The Depositary will establish accounts with respect to the Shares at the Depository Trust Company (“DTC”) for purposes of the Offer by September 8, 2021.  Any financial institution that is a participant in any of DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary.  DTC may charge the account of such financial institution for tendering Shares on behalf of shareholders.  Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal (or manually signed facsimile thereof), with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on page (vi) of this Offer to Purchase before 11:59 p.m. New York City time on the Expiration Date.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.
D. Guaranteed Delivery Procedure.
If your certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, you may properly tender Shares if the following three conditions are met:

(i)	You make such tenders by or through an Eligible Guarantor;

(ii)
The Depositary receives, prior to 11:59 p.m. New York City time on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram, telex or facsimile transmission); and

(iii)
The certificates for all tendered Shares, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within two NYSE trading days after the execution date of the Notice of Guaranteed Delivery.

E. Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding.  The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful.  The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding.  Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine.  Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time.  Neither the Fund, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

F. Federal Income Tax Withholding.

Backup Withholding.  To prevent backup federal income tax withholding equal to 24% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder’s correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number and provide it within the required 60 day period) and provide certain other information by completing the Substitute Internal Revenue Service (“IRS”) Form W-9 included in the Letter of Transmittal.  Non-U.S. Shareholders (as that term is defined in the next paragraph) who have not previously submitted an IRS Form W-8 (W-8BEN, W-8BEN-E, W-8ECI, W-8EXP, or W-8IMY, as applicable, or their substitute forms) to the Depositary must do so in order to avoid backup withholding.  Such form (and additional IRS forms) may be obtained from the Information Agent or the IRS at irs.gov.  Additionally, if you submitted an IRS Form W-8 without a taxpayer identification number more than three years ago or any information on the IRS Form W-8 that you submitted has changed, you must submit a new IRS Form W-8 to avoid backup withholding.

U.S. Withholding at the Source.  Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation, as such terms are defined in the Internal Revenue Code of 1986, as amended (the “Code”) (a “Non-U.S. Shareholder”), that does not hold its Shares in connection with a trade or business conducted in the United States, generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%.  This 30% U.S. withholding tax will apply even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies).  A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied.  A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return if the shareholder can demonstrate that the proceeds were not dividends.  Special rules may also apply in the case of Non-U.S. Shareholders that are:  (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.”  Non-U.S. Shareholders are advised to consult their own tax advisors.

Foreign Account Tax Compliance Act (“FATCA”) Withholding.  Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, the Fund will be required to withhold a 30% tax on any payment to a tendering shareholder that is a foreign financial institution (“FFI”) or non-financial foreign entity (“NFFE”) that fails to comply (or be deemed compliant) with extensive reporting and withholding requirements designed to inform the U.S. Department of the Treasury of U.S.-owned foreign investment accounts.  The Fund may disclose the information that it receives from its shareholders to the IRS, non-U.S. taxing authorities or other parties as necessary to comply with FATCA or similar laws.  Withholding also may be required if a foreign entity that is a shareholder of a Fund fails to provide the Fund with appropriate certifications or other documentation concerning its status under FATCA.

Additional Information.  For an additional discussion of federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14, “Certain Federal Income Tax Consequences.”

3.	WITHDRAWAL RIGHTS.
Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable.  If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares.  You have the right to withdraw tendered Shares at any time prior to 11:59 p.m. New York City time on the Expiration Date.  Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date.  After 11:59 p.m. New York City time, on November 4, 2021, if the Fund has not yet accepted tendered Shares for payment, you may withdraw your tendered Shares.

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page (vi) of this Offer.  Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered, if different from the name of the person who tendered the Shares.

If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor.  If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in Section 2, “Procedures for Tendering Shares”), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding.  Neither the Fund, the Depositary nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice.  Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer.  However, withdrawn Shares may be retendered by following the procedures described in Section 2, “Procedures for Tendering Shares,” prior to 11:59 p.m. New York City time on the Expiration Date.

4.	PAYMENT FOR SHARES.
For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered and not withdrawn when, as and if, it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, the Fund will, promptly after the Expiration Date, accept for payment (and thereby purchase) Shares properly tendered prior to 11:59 p.m. New York City time on the Expiration Date.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund.  The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholders.  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.  Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a shareholder withdraws tendered Shares, (i) certificates for such unpurchased Shares will be promptly returned, at the Fund’s expense, to the tendering shareholder, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent will be returned to the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer.  If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.  In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer.  See Section 5, “Certain Conditions of the Offer.”

Any tendering shareholder or other payee who fails to complete fully and sign the Substitute IRS Form W-9 in the Letter of Transmittal may be subject to federal income tax withholding of 24% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer.  Non-U.S. shareholders should provide the Depositary with a completed IRS Form W-8BEN (or other IRS Form W-8, where applicable, or their substitute forms) in order to avoid 24% backup withholding.  A copy of IRS Form W-8 will be provided upon request from the Information Agent or may be obtained from the IRS at irs.gov.  See Section 2, “Procedures for Tendering Shares” and Section 14, “Certain Federal Income Tax Consequences.”

5.	CERTAIN CONDITIONS OF THE OFFER.
Notwithstanding any other provision of the Offer, the Fund will not accept tenders or effect repurchases if:  (i) such transactions, if consummated, would: (A) result in the delisting of the Fund’s shares from the NYSE or (B) impair the Fund’s status as a regulated investment company under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from the Fund); or (ii) there is any (A) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (B) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the Nasdaq Stock Market and the NYSE MKT LLC or (C) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect.  If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, “Extension of Tender Period; Termination; Amendments.”  In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15, “Extension of Tender Period; Termination; Amendments.”

6.	PURPOSE OF THE OFFER.
The purpose of the offer is to fulfill an agreement made by the Board of Trustees of the Fund with Saba Capital Management, L.P. to conduct a tender offer for Shares of the Fund. The Fund makes no assurance that it will make another tender offer in the future.

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER’S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION.  SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7.	PLANS OR PROPOSALS OF THE FUND.
Other than the reorganization described below, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

The Fund’s Board of Trustees has approved a proposal to reorganize the Fund into a newly created closed-end interval fund (the “Interval Fund”). The reorganization was approved by Fund shareholders at the Fund’s Annual Meeting of Shareholders held on September 3, 2021 (the “Meeting”). It is anticipated that the closing of the reorganization will occur on or around October 2021 subject to the satisfaction of applicable regulatory requirements and customary closing conditions. A proxy statement/prospectus containing information about the proposed reorganization and the Meeting was mailed to the Fund’s common shareholders of record as of June 7, 2021. It is anticipated that the reorganization, if finalized, would be completed after the Expiration Date. The Interval Fund will be managed with the same investment objective and similar investment strategy as the Fund, all as described in the proxy statement/prospectus. Shareholders should read the proxy/statement prospectus as it contains important information about the reorganization and the Interval Fund.

8.	PRICE RANGE OF SHARES.
The Shares are traded on the NYSE.  During each completed fiscal quarter of the Fund during the past two fiscal years and during the current fiscal year, the highest and lowest NAV, Market Price per Share, and period-end NAV and Market Price per Share (as of the close of ordinary trading on the NYSE on the last day of such periods) were as follows:

Fiscal Quarter Ended	NAV ($)		Market Price ($)
	High	Low	Close	High	Low	Close
May 31, 2019	$12.80	$12.57	$12.59	$11.31	$10.84	$10.84
August 31, 2019	$12.64	$12.41	$12.49	$11.20	$10.82	$10.85
November 30, 2019	$12.59	$12.23	$12.28	$11.23	$10.81	$11.13
February 29, 2020	$12.77	$12.28	$12.35	$11.69	$10.83	$10.83
May 31, 2020	$12.43	$8.93	$10.30	$11.33	$6.24	$8.69
August 31, 2020	$10.93	$10.34	$10.93	$9.13	$8.74	$9.06
November 30, 2020	$11.44	$10.86	$11.42	$10.32	$9.16	$10.32
February 28, 2021	$12.05	$11.46	$11.99	$11.07	$10.27	$11.00
May 31, 2021	$12.27	$12.01	$12.27	$11.75	$11.02	$11.75
August 31, 2021	$12.35	$12.16	$12.35	$11.96	$11.39	$11.70

The Fund has implemented a managed distribution plan (the “Plan”) whereby the Fund will pay its monthly dividend to common shareholders at a stated fixed monthly distribution amount of $0.075 per share. The Plan is intended to provide shareholders with a consistent, but not guaranteed, periodic cash payment, regardless of when or whether income is earned or capital gains are realized. If sufficient investment income is not available for a monthly distribution, the Fund will distribute long-term capital gains and/or return of capital in order to maintain its managed distribution level under the Plan. A return of capital may occur, for example, when some or all of the money that shareholders invested in the Fund is paid back to them. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.” No conclusions should be drawn about the Fund’s investment performance from the amount of its distributions or from the terms of the Plan. The Plan will be subject to periodic review by the Fund’s Board, and the Board may amend the terms of the Plan or terminate the Plan at any time without prior notice to the Fund’s shareholders. The amendment or termination of the Plan could have an adverse effect on the market price of the Fund’s common shares. However, the Offer could result in additional distributions separate from those declared pursuant to the managed distribution plan due to the sale of portfolio securities in connection with the Offer.  See “Recognition of Capital Gains” in Section 10, “Certain Effects of the Offer.”

Shareholders tendering Shares shall be entitled to receive all dividends with an “ex date” on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer.  At this time, it is anticipated that a cash dividend will be declared by the Board of Trustees with a record date before the Expiration Date and that, accordingly, holders of Shares purchased pursuant to the Offer will receive such dividend with respect to such Shares.  The amount and frequency of dividends in the future will depend on circumstances existing at that time.

9.	INTEREST OF TRUSTEES AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.
The members of the Board of Trustees of the Fund are as follows: Beth Ann Brown, Prema Mathai-Davis, Jack M. Fields, Martin L. Flanagan, Cynthia Hostetler, Eli Jones, Elizabeth Krentzman, Anthony J. LaCava, Jr., Joel W. Motley, Teresa M. Ressel, Ann Barnett Stern, Robert C. Troccoli, Daniel S. Vandivort, James D. Vaughn, and Christopher L. Wilson (Chair).

The executive officers of the Fund are as follows: Sheri Morris, President and Principal Executive Officer, Russell C. Burk, Senior Vice President and Senior Officer, Jeffrey H. Kupor, Senior Vice President, Chief Legal Officer and Secretary, Andrew R. Schlossberg, Senior Vice President, John M. Zerr, Senior Vice President, Gregory G. McGreevey, Senior Vice President, Adrien Deberghes, Principal Financial Officer, Treasurer and Vice President, Michael McMaster, Chief Tax Officer, Vice President and Assistant Treasurer, Crissie M. Wisdom, Anti-Money Laundering Compliance Officer, and Todd F. Kuehl, Chief Compliance Officer and Senior Vice President.
Correspondence to the Trustees and executive officers of the Fund should be mailed to c/o Invesco Dynamic Credit Opportunities Fund, 1555 Peachtree Street, N.E., Atlanta, GA 30309, Attn: Secretary.
Based upon the Fund’s records and upon information provided to the Fund by its Trustees, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), as of August 25, 2021, the Trustees and executive officers of the Fund and their associates (as that term is defined in Rule 12b-2 under the Exchange Act), as a group beneficially owned no Shares.  The Fund has been informed that no Trustee or executive officer of the Fund intends to tender any Shares pursuant to the Offer.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the Fund’s knowledge, any of the Trustees or executive officers of the Fund, nor any associates (as such term is used in Rule 12b-2 under the Exchange Act) of any of the foregoing, has effected any transactions in Shares during the sixty business day period prior to the date hereof.

Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund’s knowledge, any of its affiliates, Trustees or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Invesco Advisers, Inc., serves as investment adviser (the “Adviser” or “Invesco”) to the Fund pursuant to a master investment advisory agreement.  Under the terms of the master investment advisory agreement, the Fund accrues daily and pays monthly an advisory fee to the Adviser based on the annual rate of 1.25% of the Fund’s average daily managed assets. Managed assets for this purpose means the Fund’s net assets, plus assets attributable to outstanding preferred shares, if any, and the amount of any borrowings incurred for the purpose of leverage, (whether or not such borrowed amounts are reflected in the Trust’s financial statements for purposes of GAAP). It is anticipated that the Fund’s Variable Rate Demand Preferred Shares will be redeemed prior to June 7, 2021.

Under the terms of a master sub-advisory agreement between the Adviser and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc. and Invesco Canada Ltd. (collectively, the “Affiliated Sub-Advisers”) the Adviser, not the Fund, will pay 40% of the fees paid to the Adviser to any such Affiliated Sub-Adviser(s) that provide(s) discretionary investment management services to the Fund based on the percentage of assets allocated to such Affiliated Sub-Adviser(s).

The Fund also is a party to certain other service agreements.  Invesco and the Fund have entered into a master administrative services agreement pursuant to which Invesco may perform or arrange for the provision of certain accounting and other administrative services to the Fund which are not required to be performed by Invesco under the master investment advisory agreement. Under the master administrative services agreement, Invesco is entitled to receive from the Fund reimbursement of its costs or such reasonable compensation as may be approved by the Board. Currently, Invesco is reimbursed for the services of the Fund’s principal financial officer and her staff and any expenses related to fund accounting services.  Also, Invesco has entered into a sub-administration agreement whereby State Street Bank and Trust Company (“SSB”) serves as custodian and fund accountant and provides certain administrative services to the Fund.

SSB is the custodian of all securities and cash of the Fund. The Bank of New York Mellon also serves as sub-custodian to facilitate cash management.  SSB is authorized to establish separate accounts in foreign countries and to cause foreign securities owned by the Fund to be held outside the United States in branches of U.S. banks and, to the extent permitted by applicable regulations, in certain foreign banks and securities depositories. Invesco is responsible for selecting eligible foreign securities depositories and for assessing the risks associated with investing in foreign countries, including the risk of using eligible foreign securities’ depositories in a country. SSB is responsible for monitoring eligible foreign securities depositories.  Under its contract with the Fund, SSB maintains the portfolio securities of the Fund, administers the purchases and sales of portfolio securities, collects interest and dividends and other distributions made on the securities held in the portfolio of the Fund and performs other ministerial duties. These services do not include any supervisory function over management or provide any protection against any possible depreciation of assets.

Computershare Trust Company, N.A. (“Computershare”) is the transfer agent for the Fund.  The transfer agency and service agreement between the Fund and Computershare provides that Computershare will perform certain services related to the servicing of shareholders of the Fund. Other such services may be delegated or subcontracted to third party intermediaries.

The Fund has entered into a $325 million credit agreement that will expire on December 2, 2021, with SSB and other lending institutions party thereto and SSB, as agent.  Pursuant to the credit agreement, State Street Bank and Trust Company and the other lending institutions party thereto who from time to time agree to make advances to the Fund on the terms and subject to the conditions in the revolving credit agreement. The credit agreement is secured by the assets of the Fund.  For certain commitment amounts under the credit agreement, the Fund pays monthly interest charges based on a variable rate formula, while certain other commitment amounts under the credit agreement are subject to periodic interest charges based on a variable rate formula (each as set forth more fully under the credit agreement).  The Fund pays quarterly commitment fees to the agent for the account of each lending institution under the credit agreement (on a pro rata basis) equal to ten basis points times the actual daily amount by which the aggregate commitment amount exceeds the aggregate principal amount of all loans outstanding (in other words, the undrawn portion of the aggregate commitment amount as of such date).  If the Fund fails to satisfy certain requirements or maintain certain covenants required under the credit agreement, the agent may terminate the commitments and the Fund may be required to immediately repay the loan balance outstanding (together with any accrued interest thereon).

The amounts paid by the Fund under these service agreements are disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semiannual reports.

10.	CERTAIN EFFECTS OF THE OFFER.
Effect on NAV and Consideration Received by Tendering Shareholders.  To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund or from the Fund’s credit arrangements.  If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, to decline.  If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date.  Because the price per Share to be paid in the Offer will be dependent upon the NAV as determined on the later of October 8, 2021 or the first business day after the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering shareholders would be less than it otherwise might be.  In addition, a sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund.  Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders, and also reducing the NAV for non-tendering shareholders.

The Fund may sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares.  Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents.  This larger cash position may interfere with the Fund’s ability to meet its investment objective.  The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer.  Because the Fund will not know the number of Shares tendered until the Expiration Date, and will not know the NAV on which the tender price is based until the later of October 8, 2021 or the first business day after the Expiration Date, the Fund will not know until after the Expiration Date the amount of cash required to pay for such Shares.  If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities or borrow under its current credit arrangement to raise sufficient cash.

Recognition of Capital Gains.  As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer.  If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains.  The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carryforwards) following the end of the Fund’s fiscal year.  This recognition and distribution of gains, if any, would have two negative consequences:  first, shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains.  It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized).  As of February 28, 2021, there was unrealized depreciation in investments of $(40,086,302) and as of February 28, 2021, there were total capital loss carryovers of $83,864,802.

In addition, some distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates.  This could adversely affect the Fund’s after-tax performance.

Tax Consequences of Repurchases to Shareholders.  The Fund’s purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders.  See Section 14 “Certain Federal Income Tax Consequences.”

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility.  The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders.  All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses.  The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Effect on Percentage of Illiquid and Restricted Securities in the Fund’s Portfolio.  As of August 31, 2021, the Fund held illiquid or restricted portfolio securities in an amount equal to 27.6% of the Fund’s total net assets.  If the Fund does not purchase any additional illiquid or restricted securities, no existing portfolio securities become illiquid prior to the Expiration Date, and 20% of the Fund’s Shares are purchased pursuant to the Offer, the portion of illiquid securities in the Fund’s portfolio would remain approximately 34.5% of the Fund’s total net assets following the Offer.
Possible Proration.  If greater than 20% of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis.  Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

11.	SOURCE AND AMOUNT OF FUNDS.
The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be 98.5% of the NAV on the later of October 8, 2021 or the business day after the Expiration Date.  If the NAV on that date were the same as the NAV per Share on August 31, 2021, and if 20% of the outstanding Shares were purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $153,227,531.61.

The money to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund’s investment portfolio or from the Fund’s credit arrangements.  The Board of Trustees believes that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer.

12.	CERTAIN INFORMATION ABOUT THE FUND.
The Fund was organized as a Delaware statutory trust on March 15, 2007. The Fund commenced operations on June 26, 2007.  The Fund is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).  As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public.
The Fund’s investment objective is to seek a high level of current income, with a secondary objective of capital appreciation.  The Fund seeks to achieve its objectives by investing primarily in a portfolio of interests in floating or variable senior loans to corporations, partnerships and other entities which operate in a variety of industries and geographic regions.  The Fund cannot assure investors that it will achieve its investment objective and you could lose some or all of your investment.

The principal executive offices of the Fund are located at 1555 Peachtree Street, N.E., Atlanta, GA 30309.

13.	ADDITIONAL INFORMATION.
The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the U.S. Securities and Exchange Commission (the “Commission”) relating to its business, financial condition and other matters.  The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the Commission.  Such reports and other information are available for inspection at the public reference room at the Commission’s office, 100 F Street, N.E., Washington, D.C.  20549.  Copies may be obtained, by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C.  20549.  Such reports and other information are also available on the Commission’s website (sec.gov).  In addition, such reports may be obtained, without charge, by calling Invesco Investment Services, Inc. at 800 341-2929.

14.	CERTAIN FEDERAL INCOME TAX CONSEQUENCES.
The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer.  Shareholders should consult their own tax advisors regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws.  See also “Federal Income Tax Withholding,” in Section 2.F.

Federal Income Tax Consequences to Tendering Shareholders - U.S. Shareholders.

In General.  A shareholder’s tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes.  The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code.  The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an “exchange” or a “dividend” for tax purposes.

Treatment as an Exchange.  If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as a distribution from the Fund in exchange for the Shares sold.  The treatment accorded to such an exchange results in a shareholder recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder’s adjusted tax basis in the Shares surrendered.  Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss.  If the Shares were held longer than one year, such capital gain or loss will be long-term.  The maximum rate on long-term capital gains for individuals applicable to such a sale of Shares is 20%.   If the Shares were held for one year or less, such capital gain or loss will be short-term, taxable as ordinary income.  The maximum rate on ordinary income for individuals is 37%.  Under certain “wash sales” rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

Treatment as a Dividend.  If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits.  Any amounts treated as distributions to shareholders in excess of the Fund’s current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares and then as capital gain (which will be long-term or short-term depending on such shareholder’s applicable holding period for the Shares tendered).

Accordingly, the difference between “dividend” and “sale or exchange” treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive.  While the marginal tax rates for dividends and capital gains remains the same (21%) for corporate shareholders, under the Code the top income tax rate on ordinary income of individuals (37%) exceeds the maximum tax rate on net capital gains (20%) except to the extent any such dividends are designated by the Fund as qualified dividend income taxable at the same rate as net capital gains.  In general, for individuals the amount of dividends that may be designated by the Fund as qualified dividend income cannot exceed the amount of qualified dividend income earned by the Fund on its investments for the taxable year.  For corporate shareholders, the amount of dividends that may be designated by the Fund as qualifying for the 50% corporate dividends-received deduction cannot exceed the amount of the dividends received by the Fund on its investments in domestic corporations for the taxable year.

Each shareholder’s tax advisor should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code.  In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder’s remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder’s remaining Shares in the Fund.  In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder’s tax basis should be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder.

Constructive Ownership of Stock.  In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code.  Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest.  The rules of constructive ownership are complex and must be applied to a particular shareholder’s situation by a tax advisor.

The Provisions of Section 302(b) of the Code.  Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a “complete redemption” of all the Shares owned by a shareholder, (b) is “substantially disproportionate” with respect to a shareholder, or (c) is “not essentially equivalent to a dividend” with respect to a shareholder.  Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied.  Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund.  Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1. A Complete Redemption of Interest.  The receipt of cash by a shareholder will result in a “complete redemption” of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder’s family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership.

2. A Substantially Disproportionate Redemption.  The receipt of cash by a shareholder will be “substantially disproportionate” with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale and is less than 50% of the voting power of all classes entitled to vote.

3. Not Essentially Equivalent to a Dividend.  Even if a sale by a shareholder fails to meet the “complete redemption” or “substantially disproportionate” tests, a shareholder may nevertheless meet the “not essentially equivalent to a dividend” test.  Whether a specific redemption is “not essentially equivalent to a dividend” depends on the individual shareholder’s facts and circumstances.  In any event, the redemption must result in a “meaningful reduction” of the shareholder’s proportionate interest in the Fund.  The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from .0001118 percent to .0001081 percent – 3.3% reduction under the facts of this ruling) was sufficient to constitute a “meaningful reduction.”  Shareholders seeking to rely on this test should consult their own tax advisors as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 24% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either:  (a) the shareholder has completed and submitted to the Depositary the Substitute IRS Form W-9 included with the Letter of Transmittal, providing the shareholder’s taxpayer identification number/social security number and certifying under penalties of perjury that:  (i) such number is correct, (ii) either (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax.  A 3.8% Medicare tax is imposed on net investment income earned by certain individuals, estates and trusts. “Net investment income,” for these purposes, means investment income, including ordinary dividends and capital gain distributions received from the Fund and net gains from redemptions or other taxable dispositions of Fund shares, reduced by the deductions properly allocable to such income.  In the case of an individual, the tax will be imposed on the lesser of (1) the shareholder’s net investment income or (2) the amount by which the shareholder’s modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000

(if the shareholder is married and filing separately) or $200,000 (in any other case).  This Medicare tax, if applicable, is reported by you on, and paid with, your federal income tax return.

Federal Income Tax Consequences to Tendering Shareholders - Non-U.S. Shareholders.

U.S. Withholding at the Source.  Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payments to a tendering shareholder who is a Non-U.S. Shareholder that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%.  This 30% U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies).  In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN (or other IRS Form W-8, where applicable, or their substitute forms).  In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI.  Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied.  A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due.  Special rules may also apply in the case of Non-U.S. Shareholders that are:  (i) former citizens or residents of the United States; or (ii) subject to special rules such as “controlled foreign corporations.”  Non-U.S. Shareholders are advised to consult their own tax advisors.

Backup Withholding and Certification Rules.  Non-U.S. shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 24%, and if applicable, to obtain the benefit of any income tax treaty between the non-U.S. shareholder’s country of residence and the United States. To claim these tax benefits, the non-U.S. shareholder must provide the Depositary with a properly completed IRS Form W-8BEN (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as an non-U.S. shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty.  Backup withholding generally will not apply to amounts subject to the 30% U.S. withholding tax at the source or a treaty-reduced rate of withholding.

FATCA Withholding.  Payments to a shareholder that is either an FFI or an NFFE within the meaning of FATCA may be subject to a 30% withholding tax on income dividends.  After December 31, 2018, FATCA withholding also would have applied to certain capital gain distributions, return of capital distributions, and the proceeds arising from the sale of Portfolio shares; however, based on proposed regulations issued by the IRS, which can be relied upon currently, such withholding is no longer required unless final regulations provide otherwise (which is not expected).  Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an “exchange” or a “dividend” for tax purposes at the time of the payment, any payment to a tendering shareholder who is a FFI or NFFE may be subject to a 30% withholding tax.  The FATCA withholding tax generally can be avoided: (a) by an FFI, if it reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) by an NFFE, if it: (i) certifies that it has no substantial U.S. persons as owners or (ii) if it does have such owners, reporting information relating to them. The U.S. Treasury has negotiated intergovernmental agreements (“IGA”) with certain countries and is in various stages of negotiations with a number of other foreign countries with respect to one or more alternative approaches to implement FATCA.  An entity in one of those countries may be required to comply with the terms of an IGA instead of U.S. Treasury regulations.

An FFI can also avoid FATCA withholding if it is deemed compliant or by becoming a “participating FFI,” which requires the FFI to enter into a U.S. tax compliance agreement with the IRS under section 1471(b) of the Code (“FFI agreement”) under which it agrees to verify, report and disclose certain of its U.S. accountholders and provided that such entity meets certain other specified requirements. The FFI will either report the specified information about the U.S. accounts to the IRS, or, to the government of the FFI’s country of residence (pursuant to the terms and conditions of applicable law and an applicable IGA entered into between the U.S. and the FFI’s country of residence), which will, in turn, report the specified information to the IRS.  An FFI that is resident in a country that has entered into an IGA with the U.S. to implement FATCA will be exempt from FATCA withholding provided that the FFI shareholder and the applicable foreign government comply with the terms of such agreement.

An NFFE that is the beneficial owner of a payment from the Fund can avoid the FATCA withholding tax generally by certifying that it does not have any substantial U.S. owners or by providing the name, address and taxpayer identification number of each substantial U.S. owner. The NFFE will report the information to the Fund or other applicable withholding agent, which will, in turn, report the information to the IRS.

Such foreign shareholders also may fall into certain exempt, excepted or deemed compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA.  An FFI or NFFE will need to provide the Fund with an IRS Form W-8BEN-E properly certifying the entity’s status under FATCA in order to avoid FATCA withholding.  If a tendering shareholder is subject to withholding under both FATCA and either backup withholding or U.S. withholding at the source, the Fund will withhold only under FATCA (subject to an ability by the Fund to elect to backup withhold in certain circumstances).

NON-U.S. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

Federal Income Tax Consequences to Non-Tendering Shareholders.

Federal Income Tax Consequences to Non-Tendering Shareholders.  If the sale of Shares pursuant to the Offer is treated as a “dividend” to a tendering shareholder, a constructive dividend under Section 305 of the Code may result to non-tendering shareholders whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender.  Under Section 305 of the Code, a distribution by a corporation of its stock or rights to acquire its stock is treated as a dividend if the distribution (or a series of distributions of which such distribution is one) has the result of (1) the receipt of money or other property by some shareholders, and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation.  An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (for example, pursuant to a tender offer). Since the Fund’s organization in 2007, the Fund has conducted one tender offer.

The Fund does not believe the Offer should cause non-tendering shareholders to realize constructive distributions on their Shares under Section 305 of the Code, but rather, the Offer should be treated as an “isolated redemption” within the meaning of Treasury regulations.  This is because, among other things, the Fund is not required by its charter, bylaws, federal or state law, or otherwise to redeem any of its Shares, the Board has a fiduciary duty to the Fund and its shareholders to consider the appropriateness of any share repurchase, and the Fund has no absolute commitment to make any further tender offers subsequent to the present Offer.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS A SUMMARY INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY.  IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.  THE ADVICE ABOVE WAS NOT WRITTEN AND IS NOT INTENDED TO BE USED AND CANNOT BE USED BY ANY TAXPAYER FOR PURPOSES OF (I) AVOIDING U.S. FEDERAL INCOME TAX PENALTIES THAT MAY BE IMPOSED, OR (II) PROMOTING, MARKETING OR RECOMMENDING TO ANOTHER PARTY ANY TRANSACTION OR MATTER ADDRESSED HEREIN.

15.	EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.
The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof.  In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of the close of ordinary trading on the NYSE on the later of October 8, 2021 or the first business day following the Expiration Date, as extended.  During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer.  The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5, “Certain Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof.  Such public announcement will be issued no later than 9:30 a.m. New York City time not later than the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date.  Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e‑4(d)(2) and 13e‑4(e)(3) under the Exchange Act.  These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.

16.	FEES AND EXPENSES.
The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer.  The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer.  No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained AST Fund Solutions, LLC to act as information agent (“Information Agent”) and American Stock Transfer & Trust Company, LLC to act as depositary (“Depositary”).  The Fund will pay the Information Agent and Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities.  Shares will be purchased at 98.5% of the Fund’s NAV to offset the fees charged by the Information Agent and Depositary, among other costs.

17.	MISCELLANEOUS.
The Offer is not being made to, nor will the Fund accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of that jurisdiction.  The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of that jurisdiction.  However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made.  So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.

Invesco Dynamic Credit Opportunities Fund

September 8, 2021